As filed with the Securities and Exchange Commission on July 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2769024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500

Cleveland, Ohio 44131

(216) 447-9000

(Address of Principal Executive Offices)

CBIZ, Inc. 2014 Stock Incentive Plan

CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan

(Full title of the plan)

Michael W. Gleespen

Vice President, General Counsel and Corporate Secretary

6050 Oak Tree Boulevard, South, Suite 500

Cleveland, Ohio 44131

(216) 447-9000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Anthony J. Renzi, Jr.

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

(202) 887-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	628,000	$7.70 (2)	$4,835,600 (2)	$622.83
Common Stock	843,500	$6.75 (2)	$5,693,625 (2)	$733.34
Common Stock	1,082,750	$7.41 (2)	$8,023,177.50 (2)	$1,033.39
Common Stock	1,208,750	$5.87 (2)	$7,095,362.50 (2)	$913.88
Common Stock	1,341,500	$6.52 (2)	$8,746,580 (2)	$1,126.56
Common Stock	1,328,000	$8.36 (2)	$11,102,080 (2)	$1,429.95
Common Stock	9,583,040	$8.90 (3)	$85,289,056 (3)	$10,985.23
Total	16,015,540		$130,785,481	$16,845.18

(1)	Represents shares of common stock, $0.01 par value per share (the “Common Stock”), reserved for issuance under the CBIZ, Inc. 2014 Stock Incentive Plan (the “ 2014 Plan”) and the CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan (the “2002 Plan”, and together with the 2014 Plan, the “Plans”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable pursuant to awards or the exercise of options to be granted under the Plans to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock.
(2)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) promulgated under the Securities Act. The price per share of the 6,432,500 shares of Common Stock reserved for issuance under the 2002 Plan offered hereunder is based upon the exercise prices of the options outstanding that were issued pursuant to the 2002 Plan at the following exercise prices: (i) $7.70, (ii) $6.75, (iii) $7.41, (iv) $5.87, (v) $6.52, and (vi) $8.36.
(3)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. The price per share of the Common Stock offered hereunder pursuant to the 2014 Plan is based upon 9,583,040 shares of Common Stock reserved for issuance under the 2014 Plan at a price per share of $8.90, which is the average of the highest and lowest price per share of Common Stock reported on the New York Stock Exchange on June 30, 2014, which is a date within five business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to the employees of CBIZ, Inc. (the “Registrant”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Also, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act or additional information about the plans are available without charge to participants of the plans by contacting the Corporate Secretary, CBIZ, Inc., 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131 ((216) 447-9000).

Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (other than those furnished pursuant to Items 2.02 and 7.01 of Form 8-K) are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 14, 2014;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, as filed with the Commission on May 9, 2014;

(3)	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 7, 2014, February 18, 2014 (for disclosure contained under Item 8.01 only) and May 21, 2014; and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 26, 2006, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the Registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the Registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), entitles its board of directors to provide for indemnification of directors and officers to the fullest extent provided by law. As permitted by Section 102(b)(7) of the DGCL, Article Eleven of the Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this indemnification shall not eliminate or limit the liability of a director for:

•	any breach of a director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends;

•	unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

Additionally, Article 7 of the Bylaws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article 7 of the Bylaws also provides that any decision as to indemnification shall be made:

•	by the board of directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

•	if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the stockholders.

In addition, the board of directors of the Registrant has authorized indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant.

Further, Article 7 of the Bylaws provides that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

The Registrant currently maintains an insurance policy relating to its directors and officers, under which policy such directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Form of Stock Certificate of Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Annual Report Form 10-K for the year ended December 31, 1998, File No. 000-25890, dated March 4, 1999, and incorporated herein by reference).

4.2*	CBIZ, Inc. 2014 Stock Incentive Plan.

4.3	CBIZ, Inc. 2002 Amended and Restated Sock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Report on Form 10-Q, File No. 001-32961, dated August 9, 2011, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1*	Power of Attorney (set forth on the signature pages of this Registration Statement).

* Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on July 7, 2014.

CBIZ, INC.

By:	/s/ Steven L. Gerard
Steven L. Gerard
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Steven L. Gerard and Ware H. Grove, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Steven L. Gerard		July 7, 2014
Steven L. Gerard	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Ware H. Grove		July 7, 2014
Ware H. Grove	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Rick L. Burdick		July 7, 2014
Rick L. Burdick	Lead Director and Vice Chairman of the Board

/s/ Michael H. DeGroote		July 7, 2014
Michael H. DeGroote	Director

/s/ Joseph S. DiMartino		July 7, 2014
Joseph S. DiMartino	Director

/s/ Todd J. Slotkin		July 7, 2014
Todd J. Slotkin	Director

/s/ Donald V. Weir		July 7, 2014
Donald V. Weir	Director

/s/ Benaree Pratt Wiley		July 7, 2014
Benaree Pratt Wiley	Director

INDEX TO EXHIBITS

4.1	Form of Stock Certificate of Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Annual Report Form 10-K for the year ended December 31, 1998, File No. 000-25890, dated March 4, 1999, and incorporated herein by reference).

4.2*	CBIZ, Inc. 2014 Stock Incentive Plan.

4.3	CBIZ, Inc. 2002 Amended and Restated Sock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Report on Form 10-Q, File No. 001-32961, dated August 9, 2011, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1*	Power of Attorney (set forth on the signature pages of this Registration Statement).

*	Filed herewith.